Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Orsus Xelent Technologies, Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 of our report dated April 14, 2011, relating to the consolidated financial statements of Orsus Xelent Technologies, Inc. and Subsidiaries as of December 31, 2010 and for the year then ended, which appears in the Orsus Xelent Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on April 15, 2011.  We also consent to the reference to our firm under the caption “Experts”.

/s/ Kabani & Company, Inc.

Los Angeles, California
August 12, 2011